Exhibit 99.1

For Immediate Release	Contact:	Lamar Cox
(June 20, 2008)		(615) 599-2274 ext. 114
Lcox@tncommercebank.com

Tennessee Commerce Bancorp Announces Private Placement of Trusted Preferred Security

Franklin, TN — TENNESSEE COMMERCE BANCORP, INC, parent of Tennessee Commerce Bank announced the private placement of a Trust Preferred Security in the amount of $14,500,000.  The proceeds will be used to fund continued growth and general corporate expenses.

Tennessee Commerce Bank announced attainment of $1 billion in assets in early May, 2008 just eight years from opening their doors in 2000.  This was accomplished without the benefit of acquisitions or multiple bank locations, operating from their headquarters offices in Franklin, Tennessee.

“Tennessee Commerce has continued double-digit loan growth averaging 40% a year since our inception, observed President Mike Sapp. “ We are not oblivious to the concerns that have plagued some financial institutions, but we have intentionally pursued a business strategy from the very beginning that focuses on small and mid-sized business lending — the kind that continues year in and year out — and is populated in large degree with dedicated businessmen and women who know how to get the job done.  That means when larger companies down-size or merge for economies of scale; experienced businessmen and women are constantly evaluating their life-plans, and deciding to make the leap to independence and entrepreneurial opportunities.  It’s energizing!”

Tennessee Commerce Bank has dedicated Loan Production Offices (LPOs) in Birmingham, Alabama, Atlanta, GA and Minneapolis, MN, as well as long-standing relationships with loan producing entities in major markets across the nation.  Chairman Art Helf stated “This capability provides access to markets and lending opportunities beyond the conventional boundaries of a community bank; and that’s where our business expertise kicks in.  Businessmen and women from dozens of off-site and out-of state locations work and communicate with us on a daily basis; our electronic banking services make it easier than walking down the block to visit an expensive branch location.  And besides, “its what we do, 24/7!”

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Bank provides a wide range of banking services and is primarily focused on business accounts. Its corporate and banking offices are located in Franklin, Tennessee, and it has loan production offices in Birmingham, Alabama, Minneapolis, Minnesota and Atlanta, Georgia. Tennessee Commerce Bancorp’s stock is traded on The NASDAQ Global Market under the symbol TNCC.

Additional information concerning Tennessee Commerce Bancorp can be accessed at www.tncommercebank.com.